Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                                                                                                                                       Contact:                      David M. Findlay
                                                                                                                                                                            President and Chief Financial Officer
                                                                                                                                                                            574 267-9197 office
                                                                                                                                                                            david.findlay@lakecitybank.com

LAKE CITY BANK APPOINTS LISA M. O’NEILL
CHIEF FINANCIAL OFFICER

Warsaw, Indiana (March 25, 2014) –  Lakeland Financial Corporation (Nasdaq Global Select/LKFN) and Lake City Bank today announced the appointment of Lisa M. O’Neill as Executive Vice President and Chief Financial Officer.

O’Neill, age 46, will join the organizations in April 2014 and will oversee accounting, asset and liability management, investment portfolio management, treasury functions, technology services and product and project management. She will also act as the company’s primary investor relations contact.

“Lisa brings an impressive background to the Lake City Bank team in her new role as chief financial officer.  Starting with her 10-year career in Arthur Anderson’s financial institutions practice, she was exposed to every facet of the commercial banking sector, including significant public company experience.  Her development continued with a 15-year track record in the community banking environment, where she gained great experience that will allow her to make an immediate impact at Lake City Bank,” said David M. Findlay, President and Chief Financial Officer.  As previously announced,  Findlay will assume the Chief Executive Officer role at the company’s April 8, 2014 annual meeting of shareholders.  “Lisa’s enthusiasm for the Lake City Bank story, her strong accounting, finance and analytical background, and her commitment to the community banking sector make her a perfect addition to our team.  Most importantly, she’s a great cultural fit with Lake City Bank.”

“The board of directors is very pleased with Lisa’s decision to join Lake City Bank.  Her career experience fits very nicely with our growth strategy and we’re confident that she will provide the leadership to contribute to our historically strong performance as we move forward,” said Michael L. Kubacki, Chairman and Chief Executive Officer.  As previously announced, Kubacki will retain the role of Chairman following the annual meeting of shareholders.

O’Neill graduated with honors from Amherst College with a bachelor’s degree in economics and french.  She also earned a master’s degree in accounting from DePaul University.  Since 2007, she has served as Chief Financial Officer of First Manitowoc Bancorp, Inc. (OTCQB: BFNC), a $1 billion bank holding company headquartered in Manitowoc, Wisconsin.  From 1999 to 2006, she served as the Controller of PrivateBancorp, Inc. in Chicago.  From 1989 to 1999, O’Neill was with Arthur Anderson in their financial institutions group practice in Chicago and completed her CPA in 1991.

Lake City Bank, a $3.2 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 46 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.